Exhibit 99.1
UDR Announces Washington, DC Acquisition Details

Denver, CO (August 10, 2015) - UDR, Inc. (the "Company") (NYSE: UDR), a leading multifamily real estate investment trust, today announced that 75% of the outside limited partners of Home Properties, L.P. have elected to receive common OP units of a newly formed operating partnership of the Company (“UDR OP Units”) in exchange for existing Home OP units. The Company intends to purchase the six communities identified in the Company’s June 22, 2015 press release for approximately $908 million through a combination of $565 million of UDR OP Units issued at $35 per unit, the assumption of $90 million of debt, $230 to $250 million of Section 1031 exchanges and the balance with cash of $10 to $30 million. The Company expects to close on the purchase in the fourth quarter of 2015.

The closing of the transaction is subject to certain customary closing conditions, including the satisfaction (or waiver) of certain closing conditions to the merger between Lone Star Funds and Home Properties, Inc.

Additional transaction details can be found on the Investor Relations page of the Company’s website, www.udr.com.

Forward Looking Statements
Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the joint ventures with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income, our expectation that we will be able to close the acquisition of the Washington DC properties from Home generally on the terms that we have disclosed and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

This press release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.

About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of June 30, 2015, UDR owned or had an ownership position in 49,322 apartment homes including 3,222 homes under development. For 43 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company's website at www.udr.com.

Contact: UDR, Inc.
Shelby Noble
snoble@udr.com
720-922-6082